FILED PURSUANT TO
RULE 424 (B) (3)
REGISTRATION NO. 333-144967

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell the Notes nor do they seek an offer to buy the Notes in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 4, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 29, 2008

$

        % Notes due 20

The         % Notes due 20     (the “Notes”) will mature on                     , 20    , unless earlier redeemed in whole. We will pay interest on the Notes semi-annually in arrears on each                      and                     , beginning                     , 2010. We have the option to redeem all or a portion of the Notes at any time, or from time to time, on no less than 30 or more than 60 days’ notice mailed to holders of the Notes, at the applicable make-whole price set forth in this prospectus supplement, plus accrued and unpaid interest, if any.

The Notes will be unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured senior indebtedness. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We do not intend to list the Notes on any securities exchange.

Investing in the Notes involves risks. Please refer to the risk factors beginning on page 5 of the accompanying prospectus and in the documents we file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which we incorporate by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

Per Note	Total

Public offering price (1)%	$
Underwriting discount %	$
Proceeds to Coca-Cola Enterprises Inc. (before expenses)%	$

(1)	Interest on the Notes will accrue from August , 2009.

Delivery of the Notes in book-entry only form will be made through The Depository Trust Company (“DTC”) on or about August     , 2009.

Joint Book-Running Managers

BofA Merrill Lynch	BNP PARIBAS	HSBC	J.P. Morgan

August     , 2009

No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or incorporated by reference herein or therein and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the Notes and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the Notes. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed, on the other hand, the information in this prospectus supplement shall control.

Unless provided otherwise or the context otherwise requires, references in this prospectus supplement to the “Company,” “CCE,” “we,” “us” and “our” are to Coca-Cola Enterprises Inc. and its subsidiaries.

FORWARD-LOOKING INFORMATION

Some of the statements contained in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by any forward-looking statements. For a discussion of the factors you should carefully consider before deciding to purchase any securities that may be offered, please read “Risk Factors” in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q, as well as those risk factors that may be included herein. In addition, you should carefully consider the following and other information included or incorporated by reference in this prospectus supplement.

In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would,” or similar expressions. These statements are only predictions. Actual events or results may differ materially due to a number of factors, including, without limitation:

•	we may not be able to respond successfully to changes in the marketplace;

•	our sales can be adversely impacted by the health and stability of the general economy;

•	concerns about health and wellness could further reduce the demand for some of our products;

•	our business success is dependent upon our relationship with The Coca-Cola Company;

•	our business in Europe is vulnerable to products being imported from outside our territories, which adversely affects our sales;

•	increases in costs or limitation of supplies of raw materials could hurt our financial results;

•	miscalculation of our need for infrastructure investment could impact our financial results;

•	the level of our indebtedness could restrict our operating flexibility and limit our ability to incur additional debt to fund future needs;

•	unexpected changes in interest or non-U.S. currency exchange rates, or changes in our debt rating, could harm our financial position;

•	unexpected resolutions of legal contingencies could impact our financial results;

•	legislative or regulatory changes that affect our products, distribution, or packaging could reduce demand for our products or increase our costs;

•	additional taxes levied on us could harm our financial results;

•	adverse weather conditions could limit the demand for our products;

•

if we are unable to renew collective bargaining agreements on satisfactory terms, if we experience employee strikes or work stoppages or if changes are made to employment laws or regulations, our business and financial results could be negatively impacted;

•	inaccurate estimates or assumptions used to prepare our Consolidated Financial Statements could lead to unexpected financial results;

•

if we, The Coca-Cola Company, or other licensors and bottlers of products we distribute are unable to maintain a positive brand image or if product liability claims or product recalls are brought against us, The Coca-Cola Company, or other licensors and bottlers of products we distribute, our business, financial results, and brand image may be negatively affected;

•	technology failures could disrupt our operations and negatively impact our business;

•	we may not fully realize the expected cost savings and/or operating efficiencies from our restructuring and outsourcing programs;

•	any decisions in the future to implement additional restructuring programs and the costs thereof;

•	increases in the cost of employee benefits, such as pension and other postretirement benefits, could impact our financial results and cash flow;

•	global or regional catastrophic events could impact our business and financial results;

•	disagreements among bottlers could prevent us from achieving our business goals; and

•	our primary competitors and franchisor are considering a merger transaction, and there is uncertainty about the impact such a transaction would have on our business.

We caution you that these factors may not be exhaustive. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward-looking statements after the date of this prospectus supplement. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks or the impact of such new risks on our business. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

THE OFFERING

The summary below sets forth some of the principal terms of the Notes. Please read the “Description of Notes” section in this prospectus supplement and the “Description of Debt Securities” section in the accompanying prospectus for a more detailed description of the terms and conditions of the Notes.

Issuer	Coca-Cola Enterprises Inc.

Notes	$ aggregate principal amount of % Notes due 20 .

Maturity of Notes	The Notes mature on , 20 , unless redeemed in whole as described below under “Description of Notes – Optional Redemption.”

Interest	We will pay interest on the Notes on each and , beginning on , 2010.

Ranking	The Notes will be unsecured and unsubordinated obligations and will rank equally in right of payment to all of our other existing and future unsecured senior indebtedness.

Optional Redemption	We have the option to redeem all or a portion of the Notes at any time, or from time to time, on no less than 30 or more than 60 days’ notice mailed to holders of the Notes, at the applicable make-whole price set forth in this prospectus supplement, plus accrued and unpaid interest, if any. See “Description of Notes — Optional Redemption.”

Sinking Fund	None.

Use of Proceeds	We expect to use the net proceeds of this offering for general corporate purposes, which may include the repayment of certain outstanding indebtedness, including the Company’s 7.125% Notes due September 2009 in the amount of $131 million. See “Use of Proceeds.”

Additional Notes	The Notes issued in this offering will be initially issued in an aggregate principal amount of $ . We may, without notice to or consent of the holders or beneficial owners of the Notes, issue in a separate offering additional notes having the same ranking, interest rate, maturity and other terms as the Notes. The Notes and any such additional notes will constitute a single series under the indenture.

Form

The Notes will be represented by one or more global securities (the “global securities”) registered in the name of the nominee of DTC. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, beneficial interests in the global securities may not be exchanged for definitive Notes in registered certificated form. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We expect that the Notes will trade in DTC’s Same-Day Funds Settlement System until maturity or earlier redemption, and secondary market trading activity for the Notes will therefore be required by DTC to settle in immediately available funds. We will make all payments of principal, premium, if any, and interest in immediately available funds. See “Description of Notes—Same-Day Settlement and Payment.” In the event that Notes are issued in registered certificated form, such Notes may be transferred or exchanged at the offices described in the immediately following paragraph.

Payments on the Notes issued in book-entry form will be made to DTC’s nominee as the holder of the global securities. In the event the Notes are issued in registered certificated form, principal, premium, if any, and interest will be payable, the transfer of the Notes will be registrable, and the Notes will be exchangeable for Notes bearing identical terms and provisions, at the office of the trustee in The City of New York designated for such purpose, provided that payment of interest on an interest payment date may be made at our option by check mailed to the address of the person entitled thereto as shown in the security register for the Notes.

No Listing	We do not intend to list the Notes on any securities exchange.

Trustee and Paying Agent	Deutsche Bank Trust Company Americas.

Governing Law	New York law.

Certain Risk Factors	An investment in the Notes involves risks. Please refer to the risk factors beginning on page 5 of the accompanying prospectus and in the documents we file with the SEC pursuant to the Exchange Act and which we incorporate by reference herein.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $             million, after deducting the underwriting discount and certain offering expenses. We expect to use the net proceeds of this offering for general corporate purposes, which may include the repayment of certain outstanding indebtedness, including the Company’s 7.125% Notes due September 2009 in the amount of $131 million.

DESCRIPTION OF NOTES

The following description of the terms of the Notes offered in this prospectus supplement and referred to in the accompanying prospectus as the “debt securities” supplements the description of the general terms of debt securities in the accompanying prospectus, to which description you are referred. The Notes will constitute a single series of debt securities and will be issued under the indenture (the “indenture”) dated as of August 1, 2008 between us and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture, including the definitions in the indenture of certain terms.

The Notes will mature on                     , 20    , unless redeemed in whole as described below under “—Optional Redemption.” The Notes will bear interest from August     , 2009 at         % per year. Interest on the Notes will be payable semi-annually in arrears on each                      and                      (each such day, an “interest payment date”), beginning                     , 2010, to the persons in whose names the Notes are registered at the close of business on the 15th calendar day preceding the respective interest payment date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Notes issued in this offering will be initially issued in an aggregate principal amount of $            . The Notes will be issued in book-entry only form through the facilities of DTC in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may, without notice to or consent of the holders or beneficial owners of the Notes, issue in a separate offering additional notes having the same ranking, interest rate, maturity and other terms as the Notes. The Notes and any such additional notes will constitute a single series under the indenture.

The Notes will constitute part of our unsecured and unsubordinated obligations and will rank equally in right of payment to all of our other existing and future unsecured senior obligations. Our rights and the rights of our creditors, including holders of Notes, to participate in the distribution of assets of any of our subsidiaries upon such subsidiary’s liquidation or recapitalization, or otherwise, will be subject to the prior claims of such subsidiary’s preferred equity holders and creditors, except to the extent that we may ourselves be a creditor with recognized claims against such subsidiary.

The indenture permits the defeasance of debt securities upon the satisfaction of the conditions described under “Description of Debt Securities—Defeasance” in the accompanying prospectus. The Notes are subject to these defeasance provisions.

We do not intend to list the Notes on any securities exchange.

Optional Redemption

We have the option to redeem all or a portion of the Notes at any time, or from time to time, on no less than 30 or more than 60 days’ notice mailed to holders thereof, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus         % (     basis points), plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Independent Investment Banker” means any of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (b) if such release (or any successor release) is not published or does not contain such prices on such business day, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Dealer Quotations, or (2) if fewer than five such Reference Treasury Dealer Quotations are obtained, the average of all such Quotations.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, BNP Paribas Securities Corp., HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc. and their respective successors and any other nationally recognized investment banking firm that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) appointed from time to time by us; provided that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute for such entity another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but excluding, such redemption date.

On and after the redemption date, interest will cease to accrue on the Notes called for redemption. On or before any redemption date, we shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date.

No Sinking Fund

The Notes will not be subject to any sinking fund.

Same-Day Settlement and Payment

Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal, premium, if any, and interest will be made by us in immediately available funds.

Secondary trading in long-term notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Same-Day Funds Settlement System maintained by DTC until maturity or earlier redemption, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

Because of time-zone differences, credits of Notes received in Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank, S.A./N.V. (“Euroclear”), as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations with respect to your acquisition, ownership and disposition of Notes if you are a beneficial owner of Notes. Unless otherwise indicated, this summary addresses only Notes purchased at original issue and held by beneficial owners as capital assets and does not address all of the United States federal income tax considerations that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under United States federal income tax laws (for example, if you are an insurance company, tax-exempt organization, financial institution, broker or dealer in securities, person that holds Notes as part of a hedge or other integrated investment (including a “straddle”), or persons that have a “functional currency” other than the U.S. dollar). If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. This summary does not address the tax considerations that may be relevant to you if you are a partner in a partnership holding our Notes, and you are urged to consult your own tax advisor in this regard. This summary does not discuss any aspect of state, local or non-United States taxation.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations of the foregoing, all as in force and effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

We urge all prospective investors in Notes to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of acquiring, holding and disposing of Notes.

United States Holders

This discussion applies to you if you are a “United States Holder.” For this purpose, a “United States Holder” is a beneficial owner of a Note that is:

•	an individual citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in, or under the laws of, the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source;

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust.

“United States” means the United States of America (including the States and the District of Columbia) and its possessions.

Payments of Interest

Except as set forth below, payments of interest on a Note generally will be taxable to you as ordinary interest income at the time the interest accrues or is received, in accordance with your method of accounting for tax purposes.

Market Discount

If you purchase a Note for an amount that is less than its principal amount, the amount of this difference will be treated as “market discount” for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment other than stated interest on, or any gain from the sale, exchange, retirement or other disposition of, your Note as ordinary income to the extent of the market discount which (i) you have not previously included in income and (ii) is treated as having accrued on your Note at the time of such payment or disposition. In addition, you may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense on indebtedness incurred or continued to purchase or carry such Note.

Market discount will be considered to accrue ratably during the period from the date you acquire the Note to the maturity date of the Note, unless you elect to accrue instead on a constant yield method. If you elect to include market discount in income currently as it accrues (on either a ratable or a constant yield method), the rules described above regarding ordinary income treatment of any payment other than stated interest and deferral of interest deductions will not apply. This election to include market discount in income currently, once made, will apply to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies, and you may not revoke this election without the consent of the Internal Revenue Service (“IRS”).

Premium

If you acquire a Note for an amount that is greater than its principal amount, you will be considered to have purchased such Note at a premium and you may elect to amortize this premium using a constant yield method, generally over the remaining term of the Note. Such premium shall be deemed to be an offset to interest otherwise includible in income in respect of such Note for each accrual period.

The election to amortize premium using a constant yield method, once made, will apply to certain other debt instruments that you previously acquired at a premium or that you acquire at a premium on or after the first day of the first taxable year to which the election applies, and you may not revoke this election without the consent of the IRS. If you do not make such an election, bond premium will be taken into account in computing the gain or the loss recognized on your disposition of a Note because it is part of your tax basis for such Note.

Sale, Exchange or Retirement of a Note

Upon the sale, exchange or retirement of a Note, you will recognize taxable gain or loss equal to the difference between the amount you realize on the sale, exchange or retirement of the Note (other than amounts, if any, attributable to accrued but unpaid stated interest not previously included in your income, which will be taxable as interest income) and your adjusted tax basis in the Note. Your adjusted tax basis in a Note will equal the cost of the Note to you, increased by the amounts of any market discount included in your taxable income with respect to such Note and reduced by any amortized bond premium previously taken into account by you.

Gain or loss realized upon the sale, exchange or retirement of a Note generally will be capital gain or loss (except to the extent the gain represents market discount) and will be long-term capital gain or loss if, at the time of the sale, exchange or retirement, you have held the Note for more than one year. Under current United States federal income tax law, net long-term capital gains of non-corporate United States Holders realized before January 1, 2011 are eligible for taxation at preferential rates. The deduction of capital losses for United States federal income tax purposes is subject to substantial limitations.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to certain payments of principal, premium, if any, and interest on the Notes and to sales proceeds of Notes paid to United States Holders other than certain payments made to exempt recipients (such as corporations). Backup withholding will apply to payments if the United States Holder fails to provide a taxpayer identification number on IRS Form W-9, furnishes an incorrect taxpayer identification number, fails to certify exemption from backup withholding or receives notification from the IRS that the holder is subject to backup withholding as a result of a failure to report all interest or dividends.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a United States Holder under the backup withholding rules generally will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Non-United States Holders

This discussion applies to you if you are a “non-United States Holder.” A “non-United States Holder” is a beneficial owner of a Note (other than a partnership) that is not a United States Holder.

Payments of Interest

If you are a non-United States Holder of Notes, payments of interest made to you will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for one of the exceptions described below. Subject to the discussion of backup withholding below, no withholding of United States federal income tax will be required with respect to payments of interest made to you provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•	you have provided the required certifications set forth in Section 871(h) and Section 881(c) of the Code as described in the immediately following paragraph.

To qualify for the exemption from withholding tax with respect to the Notes, you generally will be required to provide in the year in which a payment of principal or interest occurs, or in one of the three preceding years, a statement that:

•	is signed by you under penalties of perjury;

•	certifies that you are the beneficial owner of the Note and are not a United States Holder; and

•	provides your name and address.

This statement generally may be made on an IRS Form W-8BEN or a substantially similar substitute form and you must inform the recipient of any change in the information on the statement within 30 days of such change. Subject to certain exceptions, a payment to a foreign partnership or to certain foreign trusts is treated as a payment directly to the foreign partners or the trust beneficiaries, as the case may be.

If you are engaged in a United States trade or business and interest received by you on a Note is effectively connected with your conduct of such trade or business, you will be exempt from the withholding of United States federal income tax described above, so long as you have provided an IRS Form W-8ECI or substantially similar substitute form stating that interest on the Note is effectively connected with your conduct of a trade or business in the United States. In such a case, you will be subject to tax on interest you receive on a net income basis in the same manner as if you were a United States Holder. If you are a corporation, effectively connected income may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are not eligible for relief under one of the exceptions described above, you may nonetheless qualify for an exemption from, or a reduced rate of, United States federal income and withholding tax under a United States income tax treaty. In general, this exemption or reduced rate of tax applies only if you provide a properly completed IRS Form W-8BEN or substantially similar form claiming benefits under an applicable income tax treaty.

Sale, Exchange or Retirement of Notes

You generally will not be subject to United States federal income tax on any gain realized upon your sale or other disposition of Notes unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain); or

•

you are an individual, you hold your Notes as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet certain other conditions, and you are not eligible for relief under an applicable income tax treaty.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 28%) and information reporting may apply to payments of principal of, premium, if any, and interest on, and proceeds of a sale or exchange of, a Note, unless the non-United States Holder certifies its non-U.S. status on IRS Form W-8 (or another applicable form).

UNDERWRITING

We intend to offer the Notes through the underwriters named below. Subject to the terms and conditions of the terms agreement dated August   , 2009, which incorporates by reference the underwriting agreement dated October 29, 2008 (together, the “underwriting agreement”), we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of Notes listed opposite their respective names below.

Underwriters	Principal Amount of Notes
Banc of America Securities LLC	$
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.

Total	$

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the Notes offered hereby if any of such Notes are purchased. If any underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have advised us that they propose to offer the Notes initially to the public at the public offering price for the Notes set forth on the cover page of this prospectus supplement, and to dealers at the public offering price less a concession not in excess of         % of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed         % of the principal amount of the Notes. After the initial offering of the Notes, the public offering price, concession and discount for the Notes may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $             and are payable by us.

The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The underwriters have advised us that they intend to make a market for the Notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the development, maintenance or liquidity of any trading market for the Notes.

In connection with this offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution of the Notes in this offering has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

Any of those activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the underwriters may be required to make in respect of those liabilities.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with us and our affiliates, for which they have received, and may receive in the future, customary fees and commissions.

All secondary trading in the Notes will settle in immediately available funds.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and when conditions contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions, are satisfied. The underwriters reserve the right to withdraw, cancel or modify offers to the public and reject orders in whole or in part.

No Public Offering Outside the United States

No action has been or will be taken in any jurisdiction outside the United States of America that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement or any material relating to the Company, in any jurisdiction where action for that purpose is required. Accordingly, the Notes included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes to the public in that Relevant Member State other than:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior written consent of the underwriters; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive.

For the purposes of this provision, the expression “an offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that it (a) has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company, and (b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom; (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by John Parker, our Senior Vice President and General Counsel, who as to matters of New York law will rely on the opinion of Shearman & Sterling LLP, New York, New York. As of August     , 2009, Mr. Parker beneficially owned 221,988 shares of our common stock and held vested options to purchase 382,442 shares of our common stock under our stock option plans. Shearman & Sterling LLP, New York, New York, will act as special tax counsel for Coca-Cola Enterprises Inc. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters in this offering.

EXPERTS

CCE’s consolidated financial statements appearing in its Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of CCE’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of CCE’s internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

COCA-COLA ENTERPRISES INC.

DEBT SECURITIES

DEBT WARRANTS

CURRENCY WARRANTS

GUARANTEES

and

COCA-COLA ENTERPRISES FINANCE LT 1

COMMANDITE S.C.A.

DEBT SECURITIES

PAYMENTS DUE FROM COCA-COLA ENTERPRISES FINANCE LT 1

COMMANDITE S.C.A.

FULLY AND UNCONDITIONALLY GUARANTEED BY

COCA-COLA ENTERPRISES INC.

Coca-Cola Enterprises Inc. (“CCE”) and its indirect wholly owned subsidiary, Coca-Cola Enterprises Finance LT 1 Commandite S.C.A. (société en commandite par actions), R.C.S. Luxembourg B-131688 (“CCE Luxembourg”), intend to sell from time to time debt securities, and in the case of CCE only, warrants to purchase debt securities and warrants to receive the cash value in U.S. dollars of the right to purchase and to sell either foreign currencies or units of two or more currencies at the time of offering. In addition, CCE will issue guarantees of debt securities issued by CCE Luxembourg. CCE may offer debt securities, debt warrants and currency warrants (each as defined below) either together or separately and on terms determined by market conditions at the time of sale.

CCE and CCE Luxembourg will provide the specific terms of each series of debt securities and, in the case of CCE only, debt warrants and currency warrants, in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus will not be used to issue any securities unless it is attached to a prospectus supplement.

Except for currency warrants, unless stated otherwise in a prospectus supplement, these securities will not be listed on any securities exchange.

Please refer to “Risk Factors” beginning on page 5. You should also consider carefully the risk factors included in CCE’s periodic reports filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before you invest in any of the debt securities, debt warrants or currency warrants. Specific risk factors may be included in an applicable prospectus supplement.

NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 29, 2008.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any other statement or free writing prospectus authorized by CCE or CCE Luxembourg in the future. At the date of this prospectus, nobody else has been authorized to provide you with different or additional information. No offer of these securities is being made in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the applicable document.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated into this prospectus by reference contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. These statements discuss potential risks and uncertainties and, therefore, actual results may differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither CCE nor CCE Luxembourg undertakes any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements may include, without limitation, statements relating to the following:

•	projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial measures;

•	descriptions of anticipated plans or objectives of management for operations, products, or services;

•	forecasts of performance; and

•	assumptions regarding any of the foregoing.

Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. A number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include:

•	operating income growth;

•	volume growth;

•	net price per case growth;

•	cost of goods per case growth;

•	concentrate cost increases from The Coca-Cola Company;

•	capital expenditures; and

•	developments in accounting standards.

WHERE TO FIND MORE INFORMATION

CCE and CCE Luxembourg have filed with the Commission a registration statement under the Securities Act with respect to the securities offered hereby. This prospectus is part of that registration statement. As permitted by the Commission’s rules, this prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement.

CCE is subject to the informational requirements of the Exchange Act. As a result, CCE files reports and other information with the Commission. The public may read and copy materials CCE has filed with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, like CCE, that file electronically with the Commission. The address of the Commission’s website is “http://www.sec.gov”. CCE’s common stock is listed on The New York Stock Exchange, Inc., and such reports, proxy and information statements and other information concerning CCE may also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. CCE makes additional information available at CCE’s website, “http://www.cokecce.com.” The contents of this website are not incorporated into this prospectus.

This prospectus incorporates by reference information that CCE has filed with the Commission under the Exchange Act. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus. The following documents are incorporated by reference in this prospectus or any prospectus supplement:

•	CCE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	CCE’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 28, 2008 and June 27, 2008;

•

CCE’s Current Reports on Form 8-K filed January 15, 2008, January 17, 2008, February 13, 2008, April 4, 2008, April 10, 2008, May 2, 2008 (filed portions only), May 13, 2008, May 30, 2008, July 8, 2008 and July 28, 2008; and

•	CCE’s Proxy Statement on Schedule 14A with respect to CCE’s 2008 Annual Meeting of Shareowners.

In addition, all documents filed by CCE with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities are also incorporated by reference into this prospectus even though they are not specifically identified in this prospectus.

CCE will provide to each person, including any beneficial owner, to whom this prospectus and any prospectus supplement is delivered, on written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the office of the Treasurer, Coca-Cola Enterprises Inc., 2500 Windy Ridge Parkway, Suite 1100, Atlanta, Georgia 30339; telephone number (770) 989-3052. The copies will be provided without charge.

CCE and CCE Luxembourg have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

RISK FACTORS

Your investment in the securities is subject to certain risks, especially if the securities involve in some way a foreign currency. This prospectus does not describe all of the risks of an investment in the securities, whether arising because the securities are payable in a currency other than U.S. dollars or because the return on the securities is linked to one or more interest rates or currency indices or formulas. You should consult your own financial and legal advisors about the risks entailed by an investment in the securities and the suitability of your investment in the securities in light of your particular circumstances. Foreign currency securities or currency indexed securities are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the type of index or formula used to determine amounts payable. Non-U.S. residents should consult their own legal and financial advisors with regard to these matters. For a discussion of the factors you should carefully consider before deciding to purchase any securities that may be offered, please read “Risk Factors” in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q, as well as those risk factors that may be included in the applicable prospectus supplement. In addition, you should carefully consider the following risk factors relating to the securities and other information included or incorporated by reference in this prospectus.

Risks Related to Investments in the Notes Issued by CCE Luxembourg

Although the notes issued by CCE Luxembourg are CCE Luxembourg’s obligation, they are unconditionally guaranteed on an unsecured senior basis by CCE. The performance by CCE of its obligations with respect to the guarantees may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of unpaid creditors of such guarantor. Under these statutes, if a court were to find under relevant federal or state fraudulent conveyance statutes that a guarantor did not receive fair consideration or reasonably equivalent value for incurring its guarantee of the notes, and that, at the time of such incurrence, the guarantor: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence or grant; (iii) was engaged in a business or transaction for which the assets remaining with such guarantor constituted unreasonably small capital; or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then the court, subject to applicable statutes of limitation, could void the guarantor’s obligations under the guarantees, recover payments made under the guarantees, subordinate the guarantees to other indebtedness of the guarantor or take other action detrimental to the holders of the notes.

The measure of insolvency for these purposes will depend on the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of the company’s debts is greater than the fair value of all of the company’s property or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured or if a company is not able to pay its debts as they become due. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the guarantees, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the guarantees, to the claims of all existing and future creditors on similar grounds. The guarantees also could be subject to the claim that, since the guarantees were incurred for CCE Luxembourg’s benefit and only indirectly for the benefit of CCE, the obligations of CCE under the guarantees were incurred for less than reasonably equivalent value or fair consideration.

There can be no assurance as to what standard a court would apply in order to determine whether a guarantor was “insolvent” upon the sale of the notes.

Exchange Rates and Exchange Controls May Adversely Affect Your Foreign Currency Securities or Currency Indexed Securities

If you invest in foreign currency securities or currency indexed securities, there will be significant risks not associated with investments in debt instruments denominated in U.S. dollars or U.S. dollar based indices. These risks include the possibility of significant changes in the rate of exchange between the U.S. dollar and your payment or indexed currency and the imposition or modification of foreign exchange controls by either the United States or the applicable foreign governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and this volatility may continue in the future. Past fluctuations in any particular exchange rate are not necessarily indicative, however, of fluctuations that may occur in the future. Fluctuations in exchange rates against the U.S. dollar could result in a decrease in the U.S. dollar equivalent yield of your foreign currency securities or currency indexed securities, in the U.S. dollar-equivalent value of the principal or any premium payable at maturity of your securities and, generally, in the U.S. dollar equivalent market value of your securities. The currency risks with respect to your foreign currency securities or currency indexed securities may be further described in the applicable prospectus supplement or term sheet.

Foreign exchange rates can either float or be fixed by sovereign governments. Governments, however, often do not voluntarily allow their currencies to float freely in response to economic forces. Instead, governments use a variety of techniques, such as intervention by that country’s central bank, or the imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by the devaluation or revaluation of a currency. Thus, an important risk in purchasing foreign currency securities or currency indexed securities for U.S. dollar based investors is that their U.S. dollar-equivalent yields could be affected by governmental actions that could change or interfere with currency valuation that was previously freely determined, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the foreign currency securities or currency indexed securities if exchange rates become fixed, or if any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes occur, or other developments affecting the U.S. dollar or any applicable currency occur.

Unless specified in the prospectus supplement, the paying agent will make all calculations relating to your foreign currency securities or currency indexed securities. All of these determinations will, in the absence of clear error, be binding on holders of the securities.

Any prospectus supplement or term sheet relating to securities with an applicable currency other than U.S. dollars will contain information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

There May Be Risks Associated with Foreign Currency Judgments

The indentures and the securities referred to in this prospectus will be, except to the extent described in a prospectus supplement or term sheet, governed by, and construed in accordance with, the laws of the State of New York. An action based upon an obligation payable in a currency other than U.S. dollars may be brought in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than U.S. dollars. In addition, it is not clear whether, in granting a judgment, the rate of conversion would be determined with reference to the date of default, the date judgment is rendered or any other date. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date the judgment or decree is entered. In these cases, holders of foreign currency securities would bear the risk of exchange rate fluctuations between the time the amount of judgment is calculated and the time the foreign currency was converted into U.S. dollars and paid to the holders.

You should consult your own financial and legal advisors as to the risks entailed by an investment in foreign currency securities. These securities are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

Securities Indexed to Interest Rate, Currency or Other Indices or Formulas May Have Risks Not Associated with a Conventional Debt Security

If you invest in securities indexed to one or more interest rate, currency or other indices or formulas, you will be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the particular indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the securities contains a multiplier or leverage factor, the effect of any change in the particular index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

COCA-COLA ENTERPRISES INC.

CCE markets, produces, and distributes nonalcoholic beverages and is the world’s largest Coca-Cola bottler.

CCE was incorporated in Delaware in 1944 by The Coca-Cola Company and has been a publicly-traded company since 1986.

CCE’s bottling territories in North America and in Europe contained approximately 414 million people as of December 31, 2007. CCE estimates that it sold approximately 42 billion bottles and cans within its territories during 2007. About 93% of this volume consisted of beverages produced and sold under licenses from The Coca-Cola Company.

CCE has perpetual bottling rights within the United States for products with the name “Coca-Cola.” For substantially all other products within the United States, and all products elsewhere, the bottling rights have stated expiration dates.

CCE’s principal executive offices are located at 2500 Windy Ridge Parkway, Atlanta, Georgia 30339. The telephone number is (770) 989-3000.

Relationship with The Coca-Cola Company

The Coca-Cola Company is CCE’s largest shareowner. At December 31, 2007, The Coca-Cola Company owned approximately 35% of CCE’s common stock. Two of CCE’s twelve directors are executive officers of The Coca-Cola Company.

CCE conducts its business primarily under agreements with The Coca-Cola Company. These agreements give CCE the exclusive right to market, produce, and distribute beverage products of The Coca-Cola Company in authorized containers in specified territories. These agreements provide The Coca-Cola Company with the ability, at its sole discretion, to establish prices, terms of payment, and other terms and conditions for the purchase of concentrates and syrups from The Coca-Cola Company. Other significant transactions and agreements with The Coca-Cola Company include arrangements for cooperative marketing, advertising expenditures, purchases of sweeteners, juices, mineral waters and finished products, strategic marketing initiatives, cold drink equipment placement, and, from time to time, acquisitions of bottling territories.

COCA-COLA ENTERPRISES FINANCE LT 1

COMMANDITE S.C.A.

Introduction

CCE Luxembourg (formerly known as Bottling Holdings Investments Luxembourg Commandite S.C.A.) was incorporated for an unlimited duration as a partnership limited by shares on June 13, 2007 governed by the laws of the Grand Duchy of Luxembourg. Its registered office is located at L-1818 Howald, 2, rue des Joncs, Grand Duchy of Luxembourg. Its telephone number is 352 48 51 51 209.

CCE Luxembourg’s sole activity is to obtain funds in the international capital markets and lend such funds to CCE and its direct and indirect subsidiaries.

Ownership and Capital Structure

CCE Luxembourg is an indirect wholly owned subsidiary of CCE. The issued capital of CCE Luxembourg is €31,000.00 divided into 10,000 class A registered shares which are held by Bottling Holdings (Luxembourg) Commandite S.C.A., a partnership limited by shares, incorporated in Luxembourg, and 21,000 class B registered shares held by Bottling Holdings (Luxembourg) S.àr.l., a private limited liability company, incorporated in Luxembourg, each of which is an indirect wholly owned subsidiary of CCE.

As of the date of incorporation, the nominal value of €1.00 per share in the share capital of €31,000.00 of CCE Luxembourg is fully paid up.

CCE Luxembourg does not have any subsidiaries.

CCE’S RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth CCE’s ratio of earnings to fixed charges for the periods indicated:

COCA-COLA ENTERPRISES INC.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 27, 2008		Year Ended December 31,
			2007	2006		2005	2004	2003

Ratio of Earnings to Fixed Charges(A)	n/a	(B)	2.17	n/a	(C)	2.13	2.20	2.48

(A)

Ratios were calculated prior to rounding to millions. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax earnings from continuing operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issue costs.

(B)	Fixed charges exceeded CCE’s adjusted earnings by $4.9 billion for the six months ended June 27, 2008.
(C)	Fixed charges exceeded CCE’s adjusted earnings by $2.1 billion for the year ended December 31, 2006.

USE OF PROCEEDS

Unless specified otherwise in a prospectus supplement, CCE and CCE Luxembourg intend to use the net proceeds from the sale of the debt securities by CCE and CCE Luxembourg, and debt warrants and currency warrants by CCE, for general corporate purposes. Pending such applications, the net proceeds will be invested in short-term marketable securities and cash equivalents.

CCE and CCE Luxembourg expect to engage in additional financings as the need arises. The nature and amount of equity (for CCE) and long-term and short-term debt and the proportionate amount of each will vary from time to time as a result of business requirements, market conditions and other factors.

THE SECURITIES

The following sections describe the general terms that will apply to securities that will be offered by CCE or CCE Luxembourg pursuant to this prospectus (each referred to herein as a “relevant issuer”). The specific terms of the securities, and the extent to which the general terms described in the following sections apply to the securities, will be described in the applicable prospectus supplement at the time of the offer.

CCE will issue:

•	debt securities (the “CCE debt securities”);

•	warrants to purchase CCE debt securities (the “debt warrants”); and

•	warrants to receive from CCE the cash value in U.S. dollars of the right to purchase and sell either foreign currencies or units of two or more currencies (the “currency warrants”).

CCE Luxembourg will issue debt securities (the “CCE Luxembourg debt securities” and together with the CCE debt secruities, the “debt securities”), the payment obligations of which will be fully, irrevocably and unconditionally guaranteed by CCE (the “guarantees”).

The debt securities, debt warrants, currency warrants and guarantees are collectively referred to in this prospectus as the “securities.”

DESCRIPTION OF DEBT SECURITIES

CCE and CCE Luxembourg each may issue debt securities in one or more distinct series. This section summarizes the material terms of the debt securities that are common to all series. Most of the financial terms and other specific material terms of any series of debt securities that we offer will be described in a prospectus supplement or term sheet to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information provided below, you should rely on information in the prospectus supplement or term sheet that contradicts different information below.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture”. An indenture is a contract between CCE or CCE Luxembourg, as the case may be, and a financial institution acting as trustee on your behalf. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default”. Second, the trustee performs certain administrative duties for us.

Senior and subordinated securities will be issued by CCE under an indenture as supplemented from time to time (the “indenture”), between CCE, as issuer, and Deutsche Bank Trust Company Americas, trustee (the “trustee”), and by CCE Luxembourg under an indenture as supplemented from time to time (the “CCE Lux indenture”), among CCE Luxembourg, as issuer, CCE, as guarantor of any guaranteed debt securities issued under the CCE Lux indenture, and Deutsche Bank Trust Company Americas, trustee (the “CCE Lux trustee”).

The term “trustee” refers to the trustee or the CCE Lux trustee, as appropriate. We will refer to the indenture and the CCE Lux indenture together as the “indentures”. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). The terms “we”, “our” and “us,” when used to refer to an issuer of securities, means either CCE or CCE Luxembourg, or both of them, as the context requires.

Because this section is a summary, it does not describe every aspect of the debt securities and the indentures. We urge you to read the indenture that is applicable to you because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. See “Where to Find More Information” for information on how to locate the indentures and any supplemental indentures that may be filed.

Provisions Applicable to Both of the Indentures

General

Each series of debt securities will be unsecured obligations of CCE or CCE Luxembourg, as applicable. Any senior securities will rank equally with all other unsecured and unsubordinated indebtedness of CCE or CCE Luxembourg, as applicable. Any subordinated securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of CCE or CCE Luxembourg, as the case may be, as more fully described in a prospectus supplement or term sheet. Unless specified in the applicable prospectus supplement, the debt securities of CCE Luxembourg will be guaranteed by CCE on a senior or subordinated basis, as more fully described in a prospectus supplement or term sheet.

Each indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement or term sheet (“offered debt securities”) and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), as well as other unsecured debt securities, may be issued under that indenture in one or more series.

You should read the prospectus supplement or term sheet for the material terms of the offered debt securities and any underlying debt securities, including the following:

•	The title of the debt securities and whether the debt securities will be senior securities or subordinated securities of CCE or senior securities or subordinated securities of CCE Luxembourg.

•	The total principal amount of the debt securities of the series and any limit on such total principal amount.

•	If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined.

•	The date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable.

•

The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

•	Any optional redemption provisions.

•	Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities.

•

The form in which we will issue the debt securities; whether we will have the option of issuing debt securities in “certificated” form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations).

•	If other than U.S. dollars, the currency or currencies in which the debt securities are denominated and/or payable.

•

Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, commodities, equity indices or other indices), and how these amounts will be determined.

•	The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities.

•

If other than minimum denominations of $2,000 or any integral multiple of $1,000 above the minimum denomination in the case of registered securities issued in certificated form and $5,000 in the case of bearer securities, the denominations in which the offered debt securities will be issued.

•

If the provisions of Article Fourteen of the applicable indenture described under “defeasance” are not applicable and any provisions in modification of, in addition to or in lieu of any of these provisions.

•

Whether and under what circumstances we will pay additional amounts, as contemplated by Section 1010 of each indenture, in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option).

•	Whether the securities are subordinated and the terms of such subordination.

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

•	Any changes or additions to the Events of Default or covenants contained in the applicable indenture.

•	Whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions.

•	Whether the CCE Luxembourg debt securities are to be guaranteed by the Guarantor, or any other terms in respect of guarantees.

•	Any other material terms of the debt securities.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on the debt securities will include additional amounts if required by the terms of the debt securities.

Neither indenture limits the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture or the CCE Lux indenture, when a single trustee is acting for all debt securities issued under the indenture or the CCE Lux indenture, are called the “indenture securities”. Each indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under either indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under either indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under either indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indentures do not contain any provisions that give you protection in the event we issue a large amount of debt, we repurchase a significant amount of equity or effect a recapitalization, or we are acquired by another entity.

We refer you to the prospectus supplement or term sheet for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Unless otherwise specified in the applicable prospectus supplement or term sheet, the debt securities will be denominated in U.S. dollars and all payments on the debt securities will be made in U.S. dollars. For further information regarding foreign currency Notes (as defined below), see “Risk Factors” and “Special Provisions Relating to Foreign Currency Notes”.

Payment of the purchase price of the debt securities must be made in immediately available funds.

As used in this prospectus, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the foreign currency (or, if the foreign currency is the Euro, the day is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open); and provided further that, with respect to Notes as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day.

“London Business Day” means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

“Principal Financial Center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term “Principal Financial Center” means the following cities in the case of the following currencies:

Currency	Principal Financial Center
U.S. dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
New Zealand dollars	Auckland
South African rand	Johannesburg
Swiss francs	Zurich

and in the event the LIBOR Currency is the Euro, the “Principal Financial Center” is London.

The authorized denominations of debt securities denominated in U.S. dollars will be a minimum denomination of $2,000 and integral multiples of $1,000 above the minimum denomination. The authorized denominations of foreign currency Notes will be set forth in the applicable prospectus supplement or term sheet.

Full and Unconditional Guarantee by CCE of CCE Luxembourg Debt Securities

Any guaranteed debt securities issued by CCE Luxembourg will be fully and unconditionally guaranteed under a guarantee by CCE of the payment of principal of, and any premium, interest and “additional amounts” on, these debt securities when due, whether at maturity or otherwise. For a discussion of the payment of “additional amounts”, if any, please see “Payment of Additional Amounts with Respect to the CCE Luxembourg Debt Securities” below. Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against CCE Luxembourg before they proceed directly against CCE.

Optional Redemption, Repayment and Repurchase

If specified in a prospectus supplement or term sheet, we may redeem the debt securities at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the debt securities to be redeemed and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the debt securities to be redeemed (not including any portion of those payments of interest accrued to the date of redemption) from the redemption date through the stated maturity date of the debt securities being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus the rate specified in a prospectus supplement or term sheet, plus, in each case, accrued and unpaid interest on the debt securities to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of three Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means the underwriter identified in the prospectus supplement or the term sheet, or another Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” will be specified in the prospectus supplement or term sheet.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 P.M., New York City time, on the third business day preceding that date of redemption.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the date of redemption to each holder of the debt securities to be redeemed. If less than all of the debt securities are to be redeemed at any time, the trustee will select debt securities to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the debt securities or portions thereof called for redemption.

Regardless of anything in this prospectus to the contrary, if a debt security is an OID Note (other than an Indexed Note) as indicated in the prospectus supplement or term sheet, the amount payable in the event of redemption or repayment prior to its stated maturity date will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an OID Note will be equal to (i) the issue price specified in the applicable prospectus supplement or term sheet plus (ii) that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the prospectus supplement or term sheet (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an OID Note exceed its principal amount.

We may at any time purchase debt securities at any price in the open market or otherwise, subject to applicable law. We may hold, resell or surrender for cancellation any debt securities that we purchase.

Payment of Additional Amounts With Respect To The CCE Luxembourg Debt Securities

Unless otherwise specified in a prospectus supplement or term sheet, all amounts of principal of, and any premium and interest on, any guaranteed debt securities will be paid by CCE Luxembourg (or CCE, acting as guarantor) without deduction or withholding for, or on account of, any present or future taxes, duties, assessments or other charges imposed by or on behalf of the government of Luxembourg, or the government of the jurisdiction in which the successor to CCE Luxembourg is organized (or any political subdivision thereof or therein). If deduction or withholding of any of these charges is required by Luxembourg, or by the jurisdiction in which the successor to CCE Luxembourg is organized (or any political subdivision thereof or therein), CCE Luxembourg (or CCE, acting as guarantor) will pay as additional interest such additional amounts as are necessary to make the net amount paid to the affected holders equal to the amount the holders would have received in the absence of the deduction or withholding. However, in no event will these “additional amounts” include:

(1) any tax, duty, assessment or other governmental charge imposed by the United States or any political subdivision or taxing authority thereof or therein;

(2) any tax, duty, assessment or other governmental charge which would not have been imposed but for (A) the existence of any present or former connection between such holder or a third party on behalf of such holder by reason of its (or between a fiduciary, settlor, beneficiary member, shareholder or possessor of a power over such holder, if such holder is an estate, trust, partnership or corporation) having some present or former connection with Luxembourg (or, in the case of a successor Person to the Company of this jurisdiction in which such successor is organized) (including being or having been a citizen or resident of Luxembourg (or, in the case of a successor Person to the Company of this jurisdiction in which such successor is organized) or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein, but not including the mere holding or ownership of the CCE Luxembourg debt security, or (B) the presentation of the CCE Luxembourg debt security for payment more than 30 days after the date on which such payment became due or was provided for, whichever is later;

(3) any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or other governmental charge;

(4) any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of or any premium or interest on the CCE Luxembourg debt Securities;

(5) any tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of a CCE Luxembourg debt security (A) to provide information concerning the nationality, residence or identity of the holder or beneficial owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(6) any withholding or deduction made pursuant to any European Union Directive on the taxation of savings income implementing the conclusions of the ECOFIN (European Union Economic and Finance Ministers) Counsel Meeting of 26-27 November 2000 or pursuant to similar agreements concluded between Luxembourg and certain dependent or associated territories of the European Union or any law implementing or complying with or introduced in order to conform to such Directive or agreements as well as the law dated December 23, 2005 (Mem.A 2005, No. 214, page 3366); or

(7) any combination of any of items (1), (2), (3), (4), (5) and (6).

Additionally, additional amounts shall not be paid with respect to any payment in respect of any CCE Luxembourg debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Luxembourg (or any political subdivision or taxing authority thereof or therein) (or in the case of a successor Person to the Company, of the jurisdiction in which such successor Person is organized or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the holder of such CCE Luxembourg debt security.

The prospectus supplement will describe any additional circumstances under which additional amounts will not be paid with respect to CCE Luxembourg debt securities.

Optional Tax Redemption of CCE Luxembourg Debt Securities

Unless otherwise indicated in a prospectus supplement or term sheet, except in the case of CCE Luxembourg debt securities that have a variable rate of interest and that may be redeemed on any interest payment date, CCE Luxembourg may redeem each series of debt securities at its option in whole but not in part at any time, if CCE Luxembourg would be required to pay additional amounts, as a result of any change in the tax laws of Luxembourg (or in the case of a successor Person to the Company, of the jurisdiction in which such successor Person is organized) that becomes effective on or after the date of issuance of that series, as explained above under “Payment of Additional Amounts with Respect to the CCE Luxembourg Debt Securities.”

Except in the case of outstanding original issue discount guaranteed debt securities, which may be redeemed at the redemption price specified by the terms of that series of guaranteed debt securities, the redemption price will be equal to the principal amount plus accrued interest to the date of redemption.

In this case, however, we will not be permitted to redeem a series of debt securities if we can avoid the payment of additional amounts by using reasonable available measures to us.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement or term sheet will explain the terms and conditions of the conversion or exchange, including the conversion or exchange price or rate (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion or exchange price or rate and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement or term sheet.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we will issue them in book-entry form only. Debt securities issued in book-entry form will be represented by global securities. We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement or term sheet will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging in certain cases the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement or term sheet will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Book-Entry Holders. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement or term sheet. This means debt securities will be represented by one or more global securities registered in the name of a depositary. Financial institutions that participate in the depositary’s book-entry system will hold beneficial interests in the debt securities held by or on behalf of the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary or its nominee as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which, in turn, will pass the payments along to their customers who are the beneficial owners. The depositary and its participants will do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities or the indentures.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through an indirect participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders of the debt securities.

Street Name Holders. In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders. Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, the prospectus supplement or term sheet whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices,

•	whether it imposes fees or charges,

•	how it would handle a request for the holders’ consent, if ever required,

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Interest and Interest Rates

General

Each debt security will begin to accrue interest from the date it is originally issued. The related prospectus supplement or term sheet will specify each debt security as a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any Spread and/or Spread Multiplier. For an Indexed Note, the related prospectus supplement or term sheet also will describe the method for the calculation and payment of principal and interest. The prospectus supplement or term sheet for a Floating Rate Note or Indexed Note may also specify a maximum and a minimum interest rate.

A debt security may be issued as a Fixed Rate Note or a Floating Rate Note or as a Note that combines fixed and floating rate terms.

Interest on the debt securities other than in global form denominated in U.S. dollars will be paid by check mailed on an Interest Payment Date to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder. The principal of, and premium, if any, and, if other than an Interest Payment Date, interest on debt securities denominated in U.S. dollars, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid in immediately available funds upon surrender of such debt securities at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular Note is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.

Fixed Rate Notes

The prospectus supplement or term sheet for Fixed Rate Notes will describe a fixed interest rate payable semiannually in arrears on the dates specified in such term sheet or prospectus supplement (each, with respect to Fixed Rate Notes, an “Interest Payment Date”). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the stated maturity date, any redemption date or any repayment date (together referred to as the “Maturity Date”) or an Interest Payment Date for any Fixed Rate Note is not a Business Day, principal of, and premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or Interest Payment Date. Interest on Fixed Rate Notes on an Interest Payment Date will be paid to holders of record as of the related Regular Record Date. A “Regular Record Date” will be the fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date.

Each interest payment on a Fixed Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.

Original Issue Discount Notes

We may issue original issue discount debt securities (including zero coupon debt securities) (“OID Notes”), which are debt securities issued at a discount from the principal amount payable on the Maturity Date. There may not be any periodic interest payments on OID Notes. For OID Notes, interest normally accrues during the life of the Note and is paid on the Maturity Date. Upon a redemption, repayment or acceleration of the maturity of an OID Note, the amount payable will be determined as set forth under “—Optional Redemption, Repayment and Repurchase.” This amount normally is less than the amount payable on the stated maturity date.

Amortizing Notes

We may issue amortizing debt securities, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each debt securities (“Amortizing Notes”). Payments on Amortizing Notes are applied first to interest due and then to the reduction of the unpaid principal amount. The related prospectus supplement or term sheet for an Amortizing Note will include a table setting forth repayment information.

Floating Rate Notes

Each debt security whose interest is determined by reference to an interest rate basis or formula is referred to herein as a “Floating Rate Note”. That basis or formula may be based on:

•	the CD Rate;

•	the Commercial Paper Rate;

•	LIBOR;

•	EURIBOR;

•	the Federal Funds Rate;

•	the Prime Rate;

•	the Treasury Rate;

•	the CMT Rate;

•	the Eleventh District Cost of Funds Rate; or

•	another negotiated interest rate basis or formula.

The prospectus supplement or term sheet will also indicate any Spread and/or Spread Multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

We will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless we identify a different party in the prospectus supplement or term sheet, the paying agent will be the calculation agent for each Note.

Unless otherwise specified in a prospectus supplement or term sheet, the “Calculation Date,” if applicable, relating to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest

Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.

Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, when available, the interest rate that will become effective on the next Interest Reset Date for the Floating Rate Note.

Change of Interest Rate. The interest rate on each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semiannually, annually or on some other specified basis (each, an “Interest Reset Date”). The Interest Reset Date will be:

•	for Notes with interest that resets daily, each Business Day;

•	for Notes (other than Treasury Rate Notes) with interest that resets weekly, Wednesday of each week;

•	for Treasury Rate Notes with interest that resets weekly, Tuesday of each week;

•	for Notes with interest that resets monthly, the third Wednesday of each month;

•	for Notes with interest that resets quarterly, the third Wednesday of March, June, September and December of each year;

•	for Notes with interest that resets semiannually, the third Wednesday of each of the two months of each year indicated in the applicable prospectus supplement or term sheet; and

•	for Notes with interest that resets annually, the third Wednesday of the month of each year indicated in the applicable prospectus supplement or term sheet.

The related prospectus supplement or term sheet will describe the initial interest rate or interest rate formula on each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the following Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR and EURIBOR Notes, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

Date Interest Rate Is Determined. The Interest Determination Date for all Commercial Paper Rate, CD Rate and CMT Rate Notes is the second Business Day immediately preceding the applicable Interest Reset Date and for all LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date (unless the designated LIBOR Currency is Sterling, in which case the Interest Determination Date will be the Interest Reset Date).

The Interest Determination Date for EURIBOR Notes will be the second TARGET Business Day immediately preceding the applicable Interest Reset Date.

The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the applicable Interest Reset Date falls on which Treasury bills of the Index Maturity are normally auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date relating to the Interest Reset Date occurring in the next week.

The Interest Determination Date for all Federal Funds Rate and Prime Rate Notes will be the Business Day immediately preceding the applicable Interest Reset Date.

The Interest Determination Date for an Eleventh District Cost of Funds Rate Note is the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank of San Francisco published the applicable rate.

The Interest Determination Date relating to a Floating Rate Note with an interest rate that is determined by reference to two or more interest rate bases will be the most recent Business Day which is at least two Business Days before the applicable Interest Reset Date for each interest rate for the applicable Floating Rate Note on which each interest rate basis is determinable.

Payment of Interest. Interest is paid as follows:

•	for Notes with interest that resets daily, weekly or monthly, on the third Wednesday of each month;

•	for Notes with interest that resets quarterly, on the third Wednesday of March, June, September, and December of each year;

•	for Notes with interest that resets semiannually, on the third Wednesday of each of the two months specified in the applicable prospectus supplement or term sheet; and

•

for Notes with interest payable annually, on the third Wednesday of the month specified in the applicable prospectus supplement or term sheet (each of the above, with respect to Floating Rate Notes, an “Interest Payment Date”).

Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.

Interest on a Floating Rate Note will be payable beginning on the first Interest Payment Date after its issue date to holders of record at the close of business on each Regular Record Date, which is the fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date, unless the issue date falls after a Regular Record Date and on or prior to the related Interest Payment Date, in which case payment will be made to holders of record at the close of business on the Regular Record Date next preceding the second Interest Payment Date following the issue date. If an Interest Payment Date (but not the Maturity Date) is not a Business Day, then the Interest Payment Date will be postponed to the next Business Day. However, in the case of LIBOR and EURIBOR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal of, and premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.

Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

CD Rate Notes. The “CD Rate” for any Interest Determination Date is the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date, for that

Interest Determination Date under the heading “CDs (secondary market).” The “Index Maturity” is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formula will be calculated.

The following procedures will be followed if the CD Rate cannot be determined as described above:

•

If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity described in the prospectus supplement or term sheet as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “CDs (secondary market).”

•

If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York City for negotiable U.S. dollar certificates of deposit of major United States money-center banks with a remaining maturity closest to the Index Maturity in an amount that is representative for a single transaction in the market at that time described in the prospectus supplement or term sheet. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Commercial Paper Rate Notes. The “Commercial Paper Rate” for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Commercial Paper—Nonfinancial.”

The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•

If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper—Nonfinancial.”

•

If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the day that is one New York City Banking Day (as defined below) following the Interest Reset Date pertaining to that Interest Determination Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of U.S. dollar commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the

Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating organization. The calculation agent will select the three dealers referred to above.

•

If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

“Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield	=	D x 360	x	100
360 – (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the reset period for which interest is being calculated.

“New York City Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and designated foreign currency deposits) in the City of New York.

LIBOR Notes. The “LIBOR” for any Interest Determination Date is the rate for deposits in the LIBOR Currency having the Index Maturity specified in such pricing supplement or term sheet as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for the designated LIBOR Currency) (“Reuters Page LIBOR01”) as of 11:00 A.M., London time, on such Interest Determination Date.

The following procedure will be followed if LIBOR cannot be determined as described above:

•

The calculation agent shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent to provide the calculation agent with its offered quotation for deposits in the designated LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement or term sheet, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such Interest Determination Date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such Interest Determination Date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such Interest Determination Date by three major banks in such Principal Financial Center selected by the calculation agent for loans in the designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement or term sheet and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of such Interest Determination Date shall be LIBOR in effect on such Interest Determination Date.

“LIBOR Currency” means the currency specified in the applicable prospectus supplement or term sheet as to which LIBOR shall be calculated or, if no such currency is specified in the applicable prospectus supplement or term sheet, U.S. dollars.

EURIBOR Notes. The “EURIBOR” for any Interest Determination Date is the offered rate for deposits in euro having the Index Maturity specified in the applicable pricing supplement or term sheet, beginning on the second TARGET Business Day after such Interest Determination Date, as that rate appears on Reuters Page EURIBOR 01 as of 11:00 A.M., Brussels time, on such Interest Determination Date.

The following procedure will be followed if EURIBOR cannot be determined as described above:

•

EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on such Interest Determination Date, at which deposits of the following kind are offered to prime banks in the euro zone interbank market by the principal euro zone office of each of four major banks in that market selected by the Trustee for euro deposits having such Index Maturity, beginning on the related Interest Reset Date, and in a representative amount. The calculation agent will request that the principal euro zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such Interest Determination Date will be the arithmetic mean of the quotations.

•

If fewer than two quotations are provided as described above, EURIBOR for such Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading euro zone banks quoted, at approximately 11:00 A.M., Brussels time, on that Interest Determination Date, by three major banks in the euro zone selected by the calculation agent: loans of euro having such Index Maturity, beginning on such Interest Reset Date, and in an amount that is representative of a single transaction in euro in that market at the time.

•

If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Federal Funds Rate Notes. The “Federal Funds Rate” will be calculated by reference to either the “Federal Funds (Effective) Rate”, the “Federal Funds Open Rate” or the “Federal Funds Target Rate”, as specified in the applicable pricing supplement or term sheet. The Federal Funds Rate is the rate determined by the calculation agent, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate, in accordance with the following provisions:

•

If Federal Funds (Effective) Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of such Interest Determination Date shall be the rate with respect to such date for United States dollar federal funds as published in H.15(519) opposite the caption “Federal funds (effective),” as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) (“Reuters Page FEDFUNDS1”) under the heading “EFFECT,” or, if such rate is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate with respect to such Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal funds (effective).”

•

The following procedure will be followed if “Federal Funds (Effective) Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate with respect to such Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent, prior to 9:00 A.M., New York City time, on the Business Day following such Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Interest Determination Date will be the Federal Funds Rate in effect on such Interest Determination Date.

•

If Federal Funds Open Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of such Interest Determination Date shall be the rate on such date under the heading “Federal Funds” for the relevant Index Maturity and opposite the caption “Open” as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) (“Reuters Page 5”), or, if such rate does not appear on Reuters Page 5 by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate for such Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P. (“Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

•

The following procedure will be followed if “Federal Funds Open Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent prior to 9:00 A.M., New York City time, on such Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Interest Determination Date will be the Federal Funds Rate in effect on such Interest Determination Date.

•

If Federal Funds Target Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of such Interest Determination Date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate for such Interest Determination Date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) (“Reuters Page USFFTARGET=”).

•

The following procedure will be followed if “Federal Funds Target Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date.

Prime Rate Notes. The “Prime Rate” for any Interest Determination Date is the rate on that date, as published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Bank Prime Loan” or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above:

•

If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen designated as “US PRIME 1 Page” as that bank’s prime rate or base lending rate in effect as of 11:00 A.M., New York City time on that Interest Determination Date.

•

If fewer than four rates appear on the Reuters Page USPRIME1 on that Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on that Interest Determination Date by three major banks in the City of New York selected by the calculation agent.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on that Interest Determination Date.

“Reuters Page USPRIME1” means the display on Reuters (or any successor service) on the “USPRIME1 Page” (or such other page as may replace the USPRIME1 Page on such service) for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate Notes. The “Treasury Rate” for any Interest Determination Date is the rate from the auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity specified in such pricing supplement or term sheet under the caption “INVEST RATE” on the display on Reuters page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) or, if not so published at 3:00 P.M., New York City time, on the related Calculation Date, the bond equivalent yield (as defined below) of the rate for such treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.” If such rate is not so published in the related H.15 Daily Update or another recognized source by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate on such Interest Determination Date shall be the bond equivalent yield of the auction rate of such Treasury bills as announced by the United States Department of the Treasury. In the event that such auction rate is not so announced by the United States Department of the Treasury on such Calculation Date, or if no such auction is held, then the Treasury Rate on such Interest Determination Date shall be the bond equivalent yield of the rate on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable pricing supplement or term sheet as published in H.15(519) under the caption “U.S. government securities/treasury bills/secondary market” or, if not yet published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date of such treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. government securities/treasury bills (secondary market).” If such rate is not yet published in the H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate on such Interest Determination Date shall be calculated by the calculation agent and shall be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of the three leading primary United States government securities dealers selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement or term sheet; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Interest Determination Date will be the Treasury Rate in effect on such Interest Determination Date.

The “bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

bond equivalent yield	=	D x N	x	100
360 – (D x M)

where “D” refers to the applicable per annum rate for treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

CMT Rate Notes. The “CMT Rate” for any Interest Determination Date is as follows:

•

If “Reuters Page FRBCMT” is the specified CMT Reuters Page in the applicable pricing supplement or term sheet, the CMT Rate on the CMT Rate Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet as set forth in H.15(519) under the caption “Treasury constant maturities,” as such yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace such page on such service) (“Reuters Page FRBCMT”) for such Interest Determination Date.

•

If such rate does not appear on Reuters Page FRBCMT, the CMT Rate on such Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet and for such Interest Determination Date as set forth in H.15(519) under the caption “Treasury constant maturities.”

•

If such rate does not appear in H.15(519), the CMT Rate on such Interest Determination Date shall be the rate for the period of the Index Maturity specified in the applicable pricing supplement or term sheet as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate that would otherwise have been published in H.15(519).

•

If the Federal Reserve Board or the United States Department of the Treasury does not publish a yield on United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet for such Interest Determination Date, the CMT Rate on such Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on such Interest Determination Date of three leading primary United States government securities dealers in New York City (each, a “reference dealer”) selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity no more than one year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than three prices are provided as requested, the CMT Rate on such Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on such Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two such United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement or term sheet have remaining terms to maturity equally close to such Index Maturity, the quotes for the treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such Interest Determination Date shall be calculated by the calculation agent and shall be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such CMT Rate Interest Determination Date shall be the CMT Rate in effect on such Interest Determination Date.

•

If “Reuters Page FEDCMT” is the specified CMT Reuters Page in the applicable pricing supplement or term sheet, the CMT Rate on such Interest Determination Date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet as set forth in H.15(519) opposite the caption “Treasury Constant Maturities,” as such yield is displayed on Reuters on page FEDCMT (or any other page as may replace such page on such service) (“Reuters Page FEDCMT”) for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such Interest Determination Date falls.

•

If such rate does not appear on Reuters Page FEDCMT, the CMT Rate on such Interest Determination Date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet for the week or month, as applicable, preceding such Interest Determination Date as set forth in H.15(519) opposite the caption “Treasury Constant Maturities.”

•

If such rate does not appear in H.15(519), the CMT Rate on such Interest Determination Date shall be the one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such Interest Determination Date falls.

•

If the Federal Reserve Bank of New York does not publish a one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield on United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet for the applicable week or month, the CMT Rate on such Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on such Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity of no more than one year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such Interest Determination Date shall be the rate on such Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotation shall be eliminated. If fewer than three prices are provided as requested, the CMT Rate on such Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on such Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity longer than the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement or term sheet have remaining terms to maturity equally close to such Index Maturity, the quotes for the Treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such Interest Determination Date shall be the rate on the such Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such Interest Determination Date shall be the CMT Rate in effect on such Interest Determination Date.

Eleventh District Cost of Funds Rate Notes. The “Eleventh District Cost of Funds Rate” for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Interest Determination Date as displayed on Reuters Page COFI/ARMS (or any other page as may replace that specified page on that service) as of 11:00 A.M., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption “11th District”.

The following procedures will be used if the Eleventh District Cost of Funds Rate cannot be determined as described above:

•

If the rate is not displayed on the relevant page as of 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as announced by the Federal Home Loan Bank of San Francisco, as the cost of funds for the calendar month preceding the date of announcement.

•

If no announcement was made relating to the calendar month preceding such Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on such Interest Determination Date.

Indexed Notes

We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call “Indexed Notes”, are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.

If you purchase an Indexed Note, you may receive a principal amount on the Maturity Date that is greater than or less than the Note’s face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same Maturity Date. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and on the Maturity Date. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

Renewable Notes

We may issue debt securities, which we call “Renewable Notes” that will automatically renew at maturity unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement or term sheet. In addition, we may issue debt securities whose maturity may be extended at the option of the holder for one or more periods, as more fully described in the prospectus supplement or term sheet relating to such securities.

The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement or term sheet will identify a final stated maturity.

If a Renewable Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee. Specific information pertaining to United States federal tax considerations for Renewable Notes will be described in an applicable prospectus supplement or term sheet.

Extendible Notes

We may issue debt securities, which we call “Extendible Notes”, whose maturity may be extended at our option for one or more whole-year periods (each, an “Extension Period”), up to but not beyond a final stated maturity described in the related prospectus supplement or term sheet.

We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then effective date of maturity. If we elect to extend the Extendible Note, the applicable Trustee (or paying agent) will mail (at least 40 days prior to the date of maturity) to the holder of the Extendible Note a notice (an “Extension Notice”) informing the holder of our election, the new date of maturity and any updated terms. Upon the mailing of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.

However, we may, not later than 20 days prior to the date of maturity of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the applicable Trustee (or paying agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.

If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then effective date of maturity. In order for an Extendible Note to be so repaid on the date of maturity, we must receive, at least 15 days but not more than 30 days prior to such date of maturity:

(1) the Extendible Note with the form “Option to Elect Repayment” on the reverse of the Note duly completed; or

(2) a facsimile transmission, telex or letter from a member of a national securities exchange or the Financial Industry Regulatory Authority (“FINRA”) or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however, that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

If an Extendible Note is represented by a Global Security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee. Specific information pertaining to United States federal tax considerations for the Extendible Notes will be described in an applicable prospectus supplement or term sheet.

Global Securities

What Is a Global Security? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with, or on behalf of, and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement or term sheet, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect owner of a beneficial interest in the global security.

Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

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An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

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An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

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An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

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The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

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An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee.

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DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

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Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for debt securities of the same series in non-book-entry form (certificated debt securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under “Holders of Registered Debt Securities” above.

The special situations for termination of a global security are as follows:

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if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 90 days,

•	if we notify the trustee that we wish to terminate that global security, or

•	if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Events of Default.”

The prospectus supplement or term sheet may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement or term sheet. If a global security is terminated, only the depositary, and not we or the applicable trustee, will be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each regularly scheduled date for interest, even if that person no longer owns the debt security on the interest due date. That day, typically set at a date approximately two weeks prior to the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “What Is a Global Security?”

Payments on Certificated Debt Securities. We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make payments of principal and premium, if any, duly and punctually to the office of the Trustee.

Alternatively, if the holder asks us to do so, we may pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 calendar days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above. In addition, see the description under “Interest and Interest Rates.”

Material Covenants

Consolidation, Merger, Sale or Conveyance. Each indenture provides that CCE and CCE Luxembourg, as the case may be, may not consolidate with or merge into any other entity or convey, transfer or lease their properties and assets as an entirety or substantially as an entirety to any entity, unless:

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with respect to CCE Luxembourg, the successor or transferee entity, if other than CCE Luxembourg, is a corporation organized and existing under the laws of the European Union or any state thereof and expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of and any premium and interest on all the outstanding debt securities of CCE Luxembourg and the performance of every covenant and obligation in the indenture to be performed or observed by CCE Luxembourg;

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with respect to CCE, the successor or transferee entity, if other than CCE, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding debt securities of CCE and any guarantees of debt securities of CCE Luxembourg and the performance of every covenant and obligation in the indenture to be performed or observed by CCE;

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immediately after giving effect to the transaction, no Event of Default, as defined in the indentures, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

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CCE or CCE Luxembourg, as the case may be, has delivered to the trustee an officers’ certificate and an opinion of counsel, each in the form required by the applicable indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for CCE or CCE Luxembourg, as the case may be, as obligor or guarantor on the debt securities, as the case may be, with the same effect as if it had been named in the indenture as CCE or CCE Luxembourg, as the case may be.

CCE or, if the relevant debt securities are guaranteed by CCE, any of its subsidiaries, may directly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of and any premium and interest on and any additional amounts with respect to all the debt securities, in the case of CCE, or the relevant debt securities, in the case of any of its subsidiaries, and the performance of every covenant of the CCE Lux indenture to be performed on the part of CCE Luxembourg or observed. Upon any such assumption, CCE or such subsidiary shall succeed to, and be substituted for and may exercise every right and power of, CCE Luxembourg under the CCE Lux indenture with the same effect as if CCE or such subsidiary had been named as CCE Luxembourg therein, and CCE Luxembourg will be released from all obligations and covenants with respect to all the debt securities, in the case of CCE, or the relevant debt securities, in the case of any of its subsidiaries. No such assumption will be permitted unless CCE has delivered to the CCE Luxembourg trustee (i) an officers’ certificate and an opinion of counsel, each stating that the assumption and supplemental indenture comply with the CCE Lux indenture, and that all conditions precedent therein provided for relating to the transaction have been complied with and that, in the event of assumption by a subsidiary, the guarantee and all other covenants of CCE in the CCE Lux indenture remain in full force and effect and (ii) an opinion of independent counsel that the holders of debt securities will have no materially adverse United States federal income tax consequences as a result of such assumption, and that, if any debt securities are then listed on a securities exchange, that such debt securities will not be delisted as a result of such assumption.

Restrictions on Liens. CCE will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any indebtedness for money borrowed secured by a Mortgage (“Secured Debt”) upon any Operating Property or upon any shares of capital stock or indebtedness for borrowed money of any Restricted Subsidiary , whether owned at the date of the applicable indenture or thereafter acquired, without effectively providing concurrently that the debt securities of each series then outstanding under the applicable indenture are secured equally and ratably with or, at our option, prior to such Secured Debt so long as such Secured Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Secured Debt in any computation under such restriction, Secured Debt secured by:

(1) Mortgages on any property, shares of stock or indebtedness for borrowed money of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(2) Mortgages on property or shares of stock existing at the time of acquisition of such property or stock by CCE or a Restricted Subsidiary or existing as of the original date of the applicable indenture;

(3) Mortgages to secure the payment of all or any part of the price of acquisition, construction or improvement of such property or stock by CCE or a Restricted Subsidiary, or to secure any Secured Debt incurred by CCE or a Restricted Subsidiary, prior to, at the time of, or within 360 days after, the later of the acquisition or completion of construction (including any improvements on an existing property), which Secured Debt is incurred for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; provided, however, that, in the case of any such acquisition, construction or improvement, the Mortgage shall not apply to any property theretofore owned by CCE or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located;

(4) Mortgages securing Secured Debt of a Restricted Subsidiary owing to CCE or to another Restricted Subsidiary;

(5) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with CCE or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to CCE or a Restricted Subsidiary;

(6) Mortgages on property of CCE or a Restricted Subsidiary in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of such country or political subdivision, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

(7) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in clauses (1) through (6) above and (8) below; provided, however, that the principal amount of Secured Debt so secured shall not exceed the principal amount of Secured Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements and construction on such property); or

(8) Mortgages upon any Operating Property, or any transfer or disposition of any Operating Property, that is created or implemented as a necessary component of a bond for title transaction, payment in lieu of tax agreement or other tax incentive vehicle designed to provide CCE or any Subsidiary with certain ad valorem property tax savings or other incentive savings.

Notwithstanding the foregoing, CCE and its Restricted Subsidiaries may, however, without securing any debt securities, create, incur, issue, assume or guarantee Secured Debt secured by a Mortgage if, after giving effect to the transaction, the aggregate of the Secured Debt then outstanding (not including Secured Debt permitted under the above exceptions) does not exceed 15% of CCE’s Consolidated Net Tangible Assets as shown on CCE’s financial statements as of the end of the fiscal year preceding the date of determination.

“Consolidated Net Tangible Assets” means the total assets of CCE and its Restricted Subsidiaries (including, without limitation, any net investment in Subsidiaries that are not Restricted Subsidiaries) after deducting therefrom (a) all current liabilities (excluding any thereof constituting indebtedness for borrowed money) and (b) all goodwill, trade names, trademarks, franchises, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles, all as computed by CCE and its Restricted Subsidiaries in accordance with generally accepted accounting principles as of the end of the fiscal year preceding the date of determination; provided, that any items constituting deferred income taxes, deferred investment tax credit or other similar items shall not be taken into account as a liability or as a deduction from or adjustment to total assets.

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are applicable at the date of any relevant calculation or determination.

“Mortgage” or “Mortgages” means any mortgage, pledge, lien, security interest or other encumbrances upon any Operating Property or on any shares of stock or indebtedness for borrowed money of any Restricted Subsidiary (whether such Operating Property, shares of stock or indebtedness for borrowed money are now owned or hereafter acquired).

“Operating Property” means each bottling plant or facility of CCE or a Restricted Subsidiary located within the United States of America (other than its territories and possessions) or Puerto Rico except any such bottling plant or facility which the Board of Directors of CCE by resolution reasonably determines not to be of material importance to the total business conducted by CCE and its Restricted Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Restricted Subsidiary” means any Subsidiary of CCE (i) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the fifty states of the United States of America, the District of Columbia, or Puerto Rico, and (ii) which owns or is the lessee of any Operating Property.

“Subsidiary” means (1) any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the CCE, the CCE Luxembourg or by one or more other Subsidiaries and (2) any other Person in which the Company or one or more other Subsidiaries, directly or indirectly, at the date of determination, (x) own at least a majority of the outstanding ownership interests or (y) have the power to elect or direct the election of, or to appoint or approve the appointment of, at least the majority of the directors, trustees or managing members of, or other persons holding similar positions with, such Person.

Restrictions on Sale and Leaseback Transactions. CCE will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

(1) CCE or such Restricted Subsidiary would be entitled to create, incur, issue, assume or guarantee indebtedness secured by a Mortgage upon such property at least equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the debt securities; provided, however, that from and after the date on which such arrangement becomes effective, the Attributable Debt in respect of such arrangement shall be deemed, for all purposes described under “—Restrictions on Liens” above, to be Secured Debt subject to the provisions of the covenants described therein;

(2) Since the original date of the applicable indenture and within a period commencing twelve months prior to the consummation of such Sale and Leaseback Transaction and ending twelve months after the consummation of such Sale and Leaseback Transaction, CCE or any Restricted Subsidiary, as the case may be, has expended or will expend for the Operating Property an amount equal to (A) the net proceeds of such Sale and Leaseback Transaction, and CCE elects to designate such amount as a credit against such Sale and Leaseback Transaction, or (B) a part of the net proceeds of such Sale and Leaseback Transaction and CCE elects to designate such amount as a credit against such Sale and Leaseback Transaction and applies an amount equal to the remainder of the net proceeds as provided in the following paragraph; or

(3) such Sale and Leaseback Transaction does not come within the exceptions provided by the first paragraph above under “—Restrictions on Sale and Leaseback Transactions” and CCE does not make the election permitted by the second paragraph under “—Restrictions on Sale and Leaseback Transactions” or makes such election only as to a part of such net proceeds, in either of which events CCE shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement (less any amount elected under the second paragraph under “—Restrictions on Sale and Leaseback Transactions”) to the retirement, within 360 days of the effective date of any such arrangement, of indebtedness for borrowed money of CCE or any Restricted Subsidiary (other than indebtedness for borrowed money of CCE which is subordinated to the debt securities) which by its terms matures at or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligees to a date more than twelve months after the date of the creation of such indebtedness for borrowed money (it being understood that such retirement may be made by prepayment of such indebtedness for borrowed money, if permitted by the terms thereof, as well as by payment at maturity, and that at the option of CCE and pursuant to the terms of the applicable indenture, such indebtedness may include the debt securities).

“Attributable Debt” under the applicable indenture means the present value (discounted at the weighted average interest rate borne by the debt securities outstanding at the time of such Sale and Leaseback transaction compounded semiannually) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended).

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by CCE or any Restricted Subsidiary of any Operating Property, whether such Operating Property is now owned or hereafter acquired (except for temporary leases for a term, including renewals at the option of the lessee, of not more than three years and except for leases between CCE and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by CCE or such Restricted Subsidiary to such person with the intention of taking back a lease of such property.

Events of Default

An event of default with respect to the debt securities of any series is defined in each indenture as:

(a) default for 30 days in payment of any interest on the debt securities of such series when it becomes due and payable;

(b) default in payment of principal of or any premium on the debt securities of such series at maturity or upon redemption or repayment when the same becomes due and payable;

(c) default by CCE or CCE Luxembourg, as the case may be, in the performance of any other covenant contained in the applicable indenture for the benefit of the debt securities of such series that has not been remedied by the end of a period of 90 days after notice is given as specified in the applicable indenture;

(d) the guarantee of CCE, if applicable, ceases to be in full force and effect or is declared null and void or CCE denies that it has any further liability under its guarantee to holders of the debt securities of such series, or has given notice to such effect (other than by reason of the termination of the indenture or the release of such guarantee in accordance with the indenture), and such condition shall have continued for a period of 30 days after notice is given as specified in the applicable indenture;

(e) default in the payment of principal or an acceleration of other indebtedness for borrowed money of CCE or CCE Luxembourg, as the case may be, where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $100 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to CCE or CCE Luxembourg by the trustee or to CCE or CCE Luxembourg and the trustee by the holders of at least 25% in principal amount of all outstanding debt securities under the applicable indenture, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

(f) certain events of bankruptcy, insolvency and reorganization of CCE or CCE Luxembourg.

The indentures provide that:

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if an event of default described in clause (a), (b), (c), (d) or (e) above has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the applicable series may declare the principal amount of the debt securities then outstanding, and any accrued and unpaid interest through the date of such declaration, to be due and payable immediately;

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upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, or any premium or interest on the debt securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the debt securities of the applicable series; and

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if an event of default described in clause (f) occurs and is continuing, then the principal amount of all debt securities issued under the applicable indenture, together with any accrued interest through the occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

Under each indenture, the trustee must give to the holders of debt securities of any series notice of all uncured defaults known to it with respect to the debt securities of such series within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payments of principal of or any premium or interest on any of the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of the holders of such debt securities.

No holder of any debt securities may institute any action under each indenture unless:

•	such holder has given the trustee written notice of a continuing event of default with respect to the debt securities;

•	the holders of not less than 25% in aggregate principal amount of the debt securities of the applicable series have requested the trustee to institute proceedings in respect of such event of default;

•	such holder or holders have offered the trustee such reasonable indemnity as the trustee may require;

•	the trustee has failed to institute an action for 60 days thereafter; and

•	no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of such debt securities.

The holders of a majority in aggregate principal amount of the debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the applicable trustee with respect to the debt securities of such series. Each indenture provides that, if an event of default occurs and is continuing, the trustee, in exercising its rights and powers under the applicable indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. Each indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the applicable indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

CCE and CCE Luxembourg must furnish to the applicable trustee within 120 days after the end of each fiscal year a statement signed by an officer thereof to the effect that a review of our activities during such year and our performance under the indentures and the terms of the debt securities has been made, and, to the knowledge of the signatories based on such review, we have complied with all conditions and covenants of the indentures or, if we are in default, specifying such default.

Modification of the Indentures

We and the trustee may, without the consent of the holders of the debt securities issued under the indentures, enter into supplemental indentures for, among others, one or more of the following purposes:

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to evidence the succession of another corporation to CCE and CCE Luxembourg, and the assumption by such successor of its obligations under the applicable indenture, the debt securities and, if applicable, the guarantee;

•	to add covenants of CCE and CCE Luxembourg, or surrender of any of its rights, or add any rights for the benefit of the holders of debt securities;

•	to cure any ambiguity, omission, defect or inconsistency in such indenture;

•	to establish the form or terms of any other series of debt securities, including any subordinated securities;

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to evidence and provide the acceptance of any successor trustee with respect to the debt securities or one or more other series of debt securities under an indenture or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture;

•	to provide any additional events of default; and

•	to effect the assumption by CCE or its subsidiary of CCE Luxembourg’s obligations under its indenture.

With certain exceptions, the indentures, the CCE Luxembourg guarantee or the rights of the holders of the debt securities may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities then outstanding affected thereby, but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would:

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change the maturity of any payment of principal of, or any premium on, any debt securities, or change any place of payment where, or the coin or currency in which, any principal, premium or interest is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption or repayment date);

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reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indentures or certain defaults thereunder and their consequences provided for in the indentures; or

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modify any of the provisions of certain sections of the indentures, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indentures cannot be modified or waived without the consent of the holder of each outstanding debt securities affected thereby.

•

to the extent that the debt securities are entitled to the benefits of the guarantee, release CCE from, or adversely change the obligations of CCE in respect, of the due and punctual payment of the principal of and premium, if any, and interest, if any, on any debt security.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement or term sheet that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance. Under current United States federal tax law, CCE or CCE Luxembourg, as the case may be, can make the deposit described below and be released from some of the restrictive covenants in the indentures under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated securities, you also would be released from the subordination provisions described under “Subordinated Indenture Provisions—Subordination” below. In order to achieve covenant defeasance, we must do the following:

•

Deposit in trust for the benefit of all holders of such debt securities a combination of money and government or government agency debt securities or bonds in the relevant currency that will generate enough cash to make interest, principal and any other payments on the debt securities of such series in the relevant currency on their various due dates.

•

Deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities of such series any differently than if we did not make the deposit and just repaid such debt securities ourselves at maturity.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance. If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

We must deposit in trust for the benefit of all holders of the debt securities of such series a combination of money and government or government agency debt securities or bonds in the relevant currency that will generate enough cash to make interest, principal and any other payments on the debt securities of such series in the relevant currency on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities of such series any differently than if we did not make the deposit and just repaid such debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities of such series would be treated as though we paid you your share of the cash and debt securities or bonds at the time the cash and debt securities or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on your debt securities at the time of the deposit.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities of such series. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you hold subordinated securities, you would also be released from the subordination provisions described later under “Subordinated Indenture Provisions— Subordination.”

Legal defeasance and full defeasance are both subject to certain conditions, such as no default or event of default occurring and continuing, and no breach of any material agreement.

Discharge of the Indentures

We may satisfy and discharge our obligations under each indenture by delivering to the trustee for cancellation all outstanding debt securities or by depositing with the trustee or the paying agent after the debt securities have become due and payable, whether at stated maturity, or any redemption or repayment date, or otherwise, cash sufficient to pay all of the outstanding debt securities and paying all other sums payable under each indenture.

Form, Exchange and Transfer of Certificated Debt Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form,

•	without interest coupons, and

•	unless we indicate otherwise in the prospectus supplement or term sheet, in a minimum denomination of $2,000 and amounts above the minimum denomination that are integral multiples of $1,000.

Holders may exchange their certificated debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated debt securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement or term sheet. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated debt securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

The trustee may resign or be removed at any time with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under each indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

The Trustees Under the Indentures

Deutsche Bank Trust Company Americas is one of a number of banks with which we maintain ordinary banking relationships and from which we may have obtained credit facilities and lines of credit. Deutsche Bank Trust Company Americas also serves as trustee under other indentures under which we are the obligor.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement or term sheet.

DESCRIPTION OF DEBT WARRANTS

Each series of debt warrants will be issued by CCE under a separate debt warrant agreement to be entered into between CCE and a bank or trust company, as debt warrant agent, as set forth in the applicable prospectus supplement. The forms of each of the debt warrant agreements will be filed as exhibits to the registration statement of which this prospectus forms a part or will be furnished to the Commission on a Form 8-K that is incorporated by reference into the registration statement of which this prospectus forms a part. This prospectus briefly outlines certain general terms and provisions of the debt warrants CCE may issue. Further terms of the debt warrants and applicable debt warrant agreement will be set forth in the applicable prospectus supplement. The specific terms of a debt warrant as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between the applicable prospectus supplement and this prospectus, the prospectus supplement will control. See “Where To Find More Information” for information on how to locate the debt warrant agreement.

General

A prospectus supplement relating to each series of debt warrants that may be offered will include specifications relating to the offering. These terms will include the following:

•	the title of such debt warrants;

•	the aggregate number of such debt warrants and whether such debt warrants may be settled in cash;

•	the price or prices at which such debt warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such debt warrants may be payable;

•	the aggregate principal amount and terms of the CCE debt securities purchasable upon exercise of such debt warrants and the procedures and conditions relating to the exercise of such debt warrants;

•	the designation and terms of any related CCE debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such CCE debt security;

•	the date, if any, when such debt warrants and the related CCE debt securities will be separately transferable;

•	the principal amount of CCE debt securities purchasable upon exercise of each debt warrant and the exercise price;

•

the date when the right to exercise such debt warrants begins and ends or, if a holder may not continuously exercise the warrants throughout that period, the specific date or dates on which the holder may exercise the debt warrants;

•	a discussion of the material U.S. federal income tax considerations that are specific to the debt warrants being offered; and

•	any other terms of such debt warrants, including terms, procedures and limitations relating to the exchange or exercise of such debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the CCE debt securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the CCE debt securities purchasable upon such exercise.

Exercise of Debt Warrants

Each debt warrant will entitle the holder to purchase for cash such principal amount of CCE debt securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the debt warrants offered thereby. Debt warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement relating to the debt warrants offered by such prospectus supplement. After the close of business on the expiration date, unexercised debt warrants will become void.

Debt warrants may be exercised as described in the applicable prospectus supplement. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, CCE will, as soon as practicable, forward the CCE debt securities purchasable upon such exercise. If fewer than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

DESCRIPTION OF CURRENCY WARRANTS

Currency warrants may be in the form of either: (i) currency warrants giving holders the right to receive from CCE the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars (the “currency put warrants”) or (ii) currency warrants giving the holders the right to receive from CCE the cash settlement value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or units of two or more currencies for a specified amount of U.S. dollars (the “currency call warrants”). The spot exchange rate of the applicable base currency as compared to the U.S. dollar will determine whether the currency warrants have a cash settlement value on any given day prior to their expiration.

Each series of the currency warrants will be issued by CCE under a currency warrant agreement between CCE and a bank or trust company, as currency warrant agent, as set forth in the applicable prospectus supplement. The forms of each of the currency warrant agreements will be filed as exhibits to the registration statement of which this prospectus forms a part or will be furnished to the Commission on a Form 8-K that is incorporated by reference in the registration statement of which this prospectus forms a part. This prospectus briefly outlines certain general terms and provisions of the currency warrants CCE may issue. Further terms of the currency warrants and applicable currency warrant agreement will be set forth in the applicable prospectus supplement. The specific terms of a currency warrant as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between the applicable prospectus supplement and this prospectus, the prospectus supplement will control. See “Where To Find More Information” for information on how to locate the currency warrant agreement.

General

A prospectus supplement related to each series of currency warrants that may be offered will include specific terms relating to the offering. These terms will include the following:

•	whether currency put warrants or currency call warrants will be offered;

•	the title of such currency warrants;

•	the aggregate number of such currency warrants;

•	the formula for determining the cash settlement value, if any, of each currency warrant;

•	the price or prices at which such currency warrants will be issued;

•	the procedures and conditions relating to the exercise of each series of currency warrants;

•	when the currency warrants will be deemed to be automatically exercised;

•	any minimum number of currency warrants which must be exercised at any one time;

•

the dates the right to exercise such currency warrants will begin and end or, if a holder may not continuously exercise the warrants throughout the period, the specific date or dates on which the holder may exercise the currency warrants;

•	a discussion of the material U.S. federal income tax considerations, if any, that are specific to the currency warrants being offered; and

•	any other terms of such currency warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Book-Entry Procedures and Settlement

Except as may otherwise be provided in the applicable prospectus supplement, the currency warrants will be issued in book-entry form represented by a global currency warrant certificate registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing currency warrants. A holder’s ownership of a currency warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder’s account. In turn, the total number of currency warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. Transfer of ownership of any currency warrant will be effected only through the selling holder’s brokerage firm.

The cash settlement value will be paid by the currency warrant agent to the depositary. The depositary will be responsible for crediting the amount of such payments to the accounts of participants or indirect participants in accordance with its standard procedures. Each participant or indirect participant will be responsible for disbursing such payments to the holders that it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the holders that it represents.

Exercise of Currency Warrants

Except as may otherwise be provided in the applicable prospectus supplement, each currency warrant will entitle the holder to receive the cash settlement value of such currency warrant on the applicable exercise date, in each case as such terms will be defined in the applicable prospectus supplement. If not exercised prior to 3:00 P.M., New York City time, on the fifth New York business day preceding the expiration date, currency warrants will be deemed automatically exercised on the expiration date.

Listing

If provided in the applicable prospectus supplement, each issue of currency warrants may be listed on a national securities exchange, subject to official notice of issuance, as a condition of sale of any such currency warrants. In the event that any listed currency warrants are delisted from, or permanently suspended from trading on, such exchange, the expiration date for such currency warrants will be the date such delisting or trading suspension becomes effective and currency warrants not previously exercised will be deemed automatically exercised on such expiration date. The applicable currency warrant agreement will contain a covenant of CCE not to seek delisting of the currency warrants, or suspension of their trading, on such exchange.

PLAN OF DISTRIBUTION

Terms of Sale

We will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the proceeds to the issuer from sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price of the securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Any underwriters, dealers or agents participating in a sale of securities may be considered to be underwriters under the Securities Act. Furthermore, any discounts or commissions received by them may be considered to be underwriting discounts and commissions under the Securities Act. The relevant issuer may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the Securities Act. The agents and underwriters may also be entitled to contribution from the issuer for payments they make relating to these liabilities.

Method of Sale

We may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

If underwriters are used in a sale, they will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters will also be obligated to purchase all the securities of an issue if any are purchased. Any initial public offering price or any concession allowed or reallowed or paid to dealers may be changed.

We may also sell the securities directly or through agents. Any agent will be named and any commissions payable to the agent will be set forth in the applicable prospectus supplement. Any agent will act on a reasonable best efforts basis for the period of its appointment unless the applicable prospectus supplement states otherwise.

We may authorize underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price set forth in the applicable prospectus supplement using delayed delivery contracts. These contracts provide for payment and delivery on one or more specified dates in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

Any restrictions on the offer, sale or delivery of bearer securities to United States persons or within the United States in connection with the original issuance of the debt securities will be described in the applicable prospectus supplement. Such prospectus supplement will also describe any restrictions on the sale of securities in other jurisdictions if and as appropriate.

Agents and underwriters may be customers of, engage in transactions with, or perform services for either CCE or CCE Luxembourg in the ordinary course of business.

LEGAL MATTERS

The legality of the debt warrants and currency warrants to be issued by CCE has been passed upon by John J. Culhane, CCE’s Executive Vice President and General Counsel, who as to matters of New York law has relied upon the opinion of Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Mr. Culhane also owns shares of CCE’s common stock and options to purchase shares of CCE’s common stock. The legality of the debt securities to be issued by CCE has been passed upon by Shearman & Sterling LLP.

The legality of the debt securities to be issued by CCE Luxembourg will be passed upon by Linklaters LLP.

EXPERTS

CCE’s consolidated financial statements and schedule appearing in its Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of CCE’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of CCE’s internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$

        % Notes due 20

PROSPECTUS SUPPLEMENT

August     , 2009

Joint Book-Running Managers

BofA Merrill Lynch

BNP PARIBAS

HSBC

J.P. Morgan